Exhibit 10.20

September 28, 2006

Magnus Böcker

President and Chief Executive Officer

OMX AB

Norrlandsgatan 31

SE-105 78 Stockholm

Sweden

Roland Tibell

President

OMX (US) Inc.

140 Broadway, 25th Floor

New York, NY 10005

Gentlemen:

Reference is made to the Agreement (“Agreement”) dated August 8, 2006 among OMX AB (“OMX AB” or “Guarantor”), OMX (US), Inc. (“OMX US” or “Licensor”), and International Securities Exchange, LLC, as successor in interest to International Securities Exchange, Inc. (“ISE” or “Licensee”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

As we recently advised you, on September 14, 2006, the Board of Directors of ISE approved the Agreement, subject to the execution of an amendment to the Agreement which grants ISE certain rights in the event OMX AB undergoes a change-in-control. The purpose of this letter agreement is to evidence that amendment (“Amendment”). Thus, upon execution of this Amendment, the Agreement shall become a binding commitment between the Parties, and the date of such execution shall be deemed to be the Effective Date of the Agreement.

The Agreement is amended to (i) replace, in its entirety, Schedule 3 to the Agreement with the Schedule 3 annexed as Exhibit A to this letter agreement, and (ii) insert the following section on page 9, immediately following the section entitled “Opt-Out” and immediately preceding the section entitled “Link Software.”

Change in Control; Information Barrier:	In the event Guarantor undergoes a “change in control,” as defined below, then Licensee shall have the right to opt-out of (or terminate) this Agreement, the NextGen DLA, and the NextGen SA. The right to opt-out is only valid for a period of [***] from the effective date of such change in control. For purposes of this Agreement, the term “change in control” means an event where any single person or group of persons acting in concert acquires control of the direct or indirect interest in the relevant share capital of Guarantor, as a result of which that person or group of persons has a direct or indirect interest in more than 50% of the relevant share capital of Guarantor. In the event Licensee opts-out of this Agreement, the NextGen DLA, and the NextGen SA, then Licensor shall retain all License Fee monthly installments previously paid by Licensee, and Licensee shall, within [***] of such opt-out, pay Licensor an opt-out penalty fee, the amount of which represents [***]% of the present value of the remaining License Fee monthly installments that would have been paid by Licensee (assuming an unadjusted total License Fee of 6 MUSD), subject to a [***]% discount factor, as set forth in Schedule 3 of this Agreement. For example, if Licensee opts-out in month 25, the amount of the opt-out penalty shall be USD [***].

If, for any reason (including, but not limited to, a change in control or the creation of some other strategic relationship), an individual that is affiliated with a competitor of Licensee (as reasonably determined by Licensee) is appointed to the Board of Directors

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respected to the omitted portions.

of OMX AB (or any of its affiliates or subsidiaries), becomes an employee of OMX AB (or any of its affiliates or subsidiaries), or is otherwise is placed in a position that would entitle him or her to have access to any proprietary or confidential information of Licensee, then OMX AB shall erect an “information barrier,” as defined below, to prevent the disclosure of proprietary or confidential information of Licensee to such individual. For purposes of this Agreement, the term “information barrier” means an informational control arrangement that is embodied in written procedures which assure that no proprietary or confidential information of Licensee disclosed to OMX AB (or any of its affiliates or subsidiaries) is made available to such individual. That is, such individual shall be “walled-off,” so that he or she will not have any contact whatsoever with any other employees, officers, directors, representatives, and advisors of OMX AB (or any of its affiliates or subsidiaries) on matters related to the proprietary or confidential information of Licensee. Solely by way of example and not as a limitation, such individual shall not be present, physically or through technology, at any meeting, conference, discussion, or proceeding at which the proprietary or confidential information of Licensee is available or discussed, nor shall such individual be provided any documents or have access to files (including computer files) that contain proprietary or confidential information of Licensee. Each such individual and each employee, officer, director, representative, and advisor of OMX AB (or any of its affiliates or subsidiaries) that has access to any proprietary or confidential information of Licensee shall sign a document in which they acknowledge receipt of, and agree to comply with, the information barrier written procedures. The OMX AB General Counsel shall be appointed to assure that the information controls are followed and to take responsibility for ensuring that all applicable persons have signed the written acknowledgement. This obligation to erect and maintain an information barrier (i) becomes a binding obligation as of the Effective Date, such that it shall also apply during the period that Licensee utilizes CLICK, and (ii) shall survive any termination or opt-out of this Agreement, and shall continue in full force and effect for so long as Licensee remains a customer of Licensor.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same letter agreement. Each Party represents and warrants that (i) it has full corporate power and authority to enter into this letter agreement, and (ii) its performance does not violate any laws, regulations or agreements applicable to it.

If you agree with the foregoing, please sign in the space provided below and return one executed copy of this letter to my attention at the address indicated above.

Sincerely,

International Securities Exchange, LLC

By:	/s/ Gary Katz
Gary Katz
Chief Operating Officer

Acknowledged and agreed:

OMX AB

By:	/s/ Magnus Böcker
Magnus Böcker
President and CEO

OMX (US), Inc.

By:	/s/ Roland Tibell
Roland Tibell
President